As filed with the Securities and Exchange Commission on April 1, 2009

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NOMURA HORUDINGUSU KABUSHIKI KAISHA

(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.

(Translation of Registrant’s name into English)

Japan	None
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9-1, Nihonbashi 1-chome

Chuo-ku, Tokyo, 103-8645

Japan

(81-3-5255-1000)

(Address of Principal Executive Offices)

Stock Acquisition Rights (No.13) of Nomura Holdings, Inc.

Stock Acquisition Rights (No.14) of Nomura Holdings, Inc.

Stock Acquisition Rights (No.15) of Nomura Holdings, Inc.

Stock Acquisition Rights (No.16) of Nomura Holdings, Inc.

Stock Acquisition Rights (No.17) of Nomura Holdings, Inc.

Stock Acquisition Rights (No.18) of Nomura Holdings, Inc.

(Full Title of the Plan)

Nomura Securities International, Inc.

2 World Financial Center, Building B

New York, New York 10281-1198

(212-667-9300)

(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	9,824,800 shares (2)	$21.76	$43,698,236	$2438.39

(1)	Plus such indeterminate number of additional shares as may be offered and issued to prevent dilution resulting from stock splits or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.
(2)	Relates to 39,090 Stock Acquisition Rights issued under Stock Acquisition Rights (No.13) of Nomura Holdings, Inc., 12,039 Stock Acquisition Rights issued under Stock Acquisition Rights (No.14) of Nomura Holdings, Inc., 1,130 Stock Acquisition Rights issued under Stock Acquisition Rights (No.15) of Nomura Holdings, Inc., 18,880 Stock Acquisition Rights issued under Stock Acquisition Rights (No.16) of Nomura Holdings, Inc., 25,505 Stock Acquisition Rights issued under Stock Acquisition Rights (No.17) of Nomura Holdings, Inc. and 1,604 Stock Acquisition Rights issued under Stock Acquisition Rights (No.18) of Nomura Holdings, Inc. The proposed maximum offering price per share was derived, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, from the price at which a Stock Acquisition Right may be exercised (¥1 per share for Stock Acquisition Rights (No.13), ¥1 per share for Stock Acquisition Rights (No.14), ¥2,125 per share for Stock Acquisition Rights (No.15), ¥2,125 per share for Stock Acquisition Rights (No.16), ¥1 per share for Stock Acquisition Rights (No.17) and ¥1 per share for Stock Acquisition Rights (No.18) respectively), translated into dollars based on an exchange rate of ¥97.70 per dollar, as quoted at London close on March 25, 2009 by Thomson Reuters and published in the Wall Street Journal Asia on March 26, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by Nomura Holdings, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(1) The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2008 filed by the Registrant with the Commission on June 30, 2008; and

(2) All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2008.

In addition, all reports filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan (the “Companies Act”) make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and executive officers, respectively. Section 10, among other things, provides in effect that:

(1) Any director or executive officer of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2) If a director or an executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3) If a director or an executive officer has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or an executive officer, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

The Registrant pursuant to Article 427, Paragraph 1 of the Companies Act has entered into agreements with its “Outside Directors” as defined in Article 2, Item 15 of the Companies Act under which, if such directors become liable for damages to the Registrant pursuant to Article 423, Paragraph 1 of the Companies Act, for any reason attributable to their duties performed in good faith and without gross negligence, such liability is limited to certain amounts. Such limitation is generally enforceable as between the Registrant and such directors under Japanese law. Such agreements may not be available for certain violations of U.S. federal securities law and may be determined by courts of the United States to be unenforceable in such circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.*

4.1	Articles of Incorporation of the Registrant (English translation) (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-144112) filed on June 28, 2007

4.2	Share Handling Regulations of the Registrant (English translation)

23.1	Consent of Ernst & Young ShinNihon LLC

23.2	Consent of Ernst & Young ShinNihon LLC

24.1	Power of Attorney (included in the signature page)

24.2	Power of Attorney

*	Exhibits required by Items 601(b)(5), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

In a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan on April 1, 2009.

NOMURA HOLDINGS, INC.

By:	/s/ Kenichi Watanabe
Name:	Kenichi Watanabe
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the following capacities on April 1, 2009.

Each person whose signature appears below authorizes Shinichiro Watanabe, Senior Corporate Managing Director of the Registrant as attorney-in-fact, to sign any amendment, including post-effective amendments, to this registration statement on his behalf, individually and in each capacity stated below, and to file any such amendment.

Signature	Title

/s/ Junichi Ujiie	Chairman of the Board of Directors
Junichi Ujiie

/s/ Kenichi Watanabe Kenichi Watanabe	Director President and Chief Executive Officer (Principal Executive Officer)

/s/ Takumi Shibata Takumi Shibata	Director Deputy President and Chief Operating Officer

/s/ Masaharu Shibata	Director
Masaharu Shibata

/s/ Hideaki Kubori	Director
Hideaki Kubori

/s/ Haruo Tsuji	Director
Haruo Tsuji

/s/ Fumihide Nomura	Director
Fumihide Nomura

/s/ Tsuguoki Fujinuma	Director
Tsuguoki Fujinuma

/s/ Masahiro Sakane	Director
Masahiro Sakane

/s/ Masanori Itatani	Director
Masanori Itatani

/s/ Yoshifumi Kawabata	Director
Yoshifumi Kawabata

/s/ Masafumi Nakada Masafumi Nakada	Executive Managing Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Shigesuke Kashiwagi Shigesuke Kashiwagi	Senior Managing Director Authorized Representative in the United States

EXHIBIT INDEX*

Number	Description
4.1	Articles of Incorporation of the Registrant (English translation) (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-144112) filed on June 28, 2007

4.2	Share Handling Regulations of the Registrant (English translation)

23.1	Consent of Ernst & Young ShinNihon LLC

23.2	Consent of Ernst & Young ShinNihon LLC

24.1	Power of Attorney (included in the signature page)

24.2	Power of Attorney

*	Exhibits required by Items 601(b)(5), 601(b)(15) and 601(b)(99) of Regulation S-K have been omitted because they are not applicable.